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                          CONFIDENTIAL

                SAN DIEGO GAS & ELECTRIC COMPANY

             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                  (Restated as of July 1, 1994)

1.   Purpose and Nature of Plan; Effective Date.
     ------------------------------------------

     The purpose of the San Diego Gas and Electric Company
Supplemental Executive Retirement Plan ("Plan") is to provide a retirement benefit in addition to that provided under the San Diego Gas & Electric Company Pension Plan to Officers or designated
Executives of the Company.

     The Plan is unfunded. Benefits are payable only from the general assets of the Company, and not from any separate fund or trust. The Plan is exempt from the requirements of the federal Employee Retirement Income Security Act of 1974 ("ERISA"), except for the reporting and disclosure requirements contained in Part 1 of Subtitle of Title I of ERISA.

     The Plan was effective July 15, 1981, and amended on April 24, 1985, October 20, 1986, April 28, 1987, October 24, 1988, November
21, 1988, October 28, 1991, May 26, 1992, May 24, 1993, November
22, 1993, and July 25, 1994.

2.   Definitions.
     -----------

     a.   Board of Directors means the Board of Directors of San
Diego Gas & Electric Company.

     b. Cause means the termination of employment by the Company for:

          i. the willful and continued failure to substantially perform assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a request for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes the Officer or Executive has not substantially performed assigned duties, or

          ii. the willful engaging in gross misconduct materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

               Notwithstanding the foregoing, an Officer or Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Officer or Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire

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membership of the Board, excluding the Officer or Executive if a
Board member, at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Officer or Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

     c. Change-in-Control means (1) the dissolution or liquidation of the Company, (2) a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, (3) the acquisition of beneficial ownership, directly or indirectly, of more than 25% of the voting power of the outstanding stock of the Company by one person, group, association, corporation, or other entity, (the group) coupled with the election to the Board of Directors of new members who were not originally nominated by the Board at the last annual meeting and who constitute a new majority of the Board or (4) upon the sale of all or substantially all the property of the Company. The term Change-in-Control shall not apply to any reorganization or merger initiated voluntarily by the Company in which the Company is the surviving entity. At such time, or within three years thereafter, regardless of whether provisions are made in connection with such transaction for the continuance of the Plan, if the Company or surviving corporation shall terminate the Officer's or Executive's employment for other than Cause, Retirement, Death, or Disability, or if the Officer or Executive shall terminate employment for Good Reason, then the Officer or Executive shall become eligible for and entitled to benefits calculated under the provisions in Section 4.a.i. with survivor benefits calculated under the provisions of Section 4.e.i., both based upon ten years of service and calculated without reference to the service ratio noted in Section 4.a.ii. Such benefit shall be paid by the Company to the Officer or Executive in a lump sum, in cash, on the fifth day following the date of termination. Except for any limitations of Section 280G of the Internal Revenue Code described below, such amount will equal the Actuarial Present Value of the

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benefit so determined.  However, if the Officer or Executive is otherwise eligible for Early Retirement pursuant to Section 2.f.i., he or she may, at his or her sole discretion, elect to receive the benefit determined above as an early retirement benefit, reduced for early commencement by the appropriate early retirement reduction factor as determined in accordance with the Pension Plan, but without adjustment by the service ratio noted in Section 4.a.ii. Actuarial Present Value shall be determined on the basis of 7.75% interest and using the UP-1984 Unisex Pension Mortality Table for post-retirement ages only. The Actuarial Present Value of the benefit calculated pursuant to Section 4.a.i. shall be determined as the present value of an annuity deferred to age 62 (or an immediate annuity, if the Officer or Executive has attained a greater age on the date of determination) assuming an eligible spouse at annuity commencement as described in the following two sentences. If the Officer or Executive is married at the time of lump sum payment, the Actuarial Present Value shall be calculated assuming the marriage continues to retirement. If the Officer or Executive is unmarried, the Actuarial Present Value shall be calculated assuming the presence of a spouse, three years younger than the Officer or Executive, at retirement. The Actuarial Present Value of the Offset to Retirement Benefits, pursuant to
Section 4.b. shall be determined as the present value of an annuity deferred to Normal Retirement Age under the Pension Plan (or an immediate annuity, if the Officer or Executive has attained a greater age on the date of determination) and without reference to potential increases in such benefits pursuant to cost of living adjustments. However, such amount shall not exceed 2.99 times the Officer's or Executive's "annualized includable compensation for the base period" (as defined in Section 280G(d) of the Internal Revenue Code of 1986, as amended (the "Code")) applicable to the Change-in-Control of the Company prior to such Date of Termination; provided, however, that if the lump sum severance payment under this Section, calculated as set forth above, either alone or together with other payments which the Officer or Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Code), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section pursuant to the foregoing proviso shall be made by the Company in good faith, and such determination shall be conclusive and binding on the Officer or Executive.

     d.   Company means San Diego Gas & Electric Company.

     e. Executive means a management or highly compensated employee of the Company (within the meaning of Section 201(2) of ERISA) who is designated by the Board of Directors, in its discretion, to be eligible to participate in the Plan.

     f. Final Pay means the monthly base pay rate in effect during the month immediately preceding Retirement, plus 1/12 of the average of the highest three years' gross bonus awards, not necessarily consecutive, of the person concerned.

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     g.   Good Reason means termination of employment by the
Officer or Executive when one or more of the following occurs without the Officer's or Executive's express written consent within three years after a Change-in-Control:

          i. an adverse and significant change in the Officer's or Executive's position, duties, responsibilities or status with the Company, or a change in business location to a point outside the Company's service territory, except in connection with the termination of employment by the Company for Cause or Disability, or as a result of voluntary Retirement at or after either the Officer's or Executive's Early (i.i) or Normal Retirement Date (i.ii.), or death, or for other than for Good Reason;

          ii. a reduction by the Company in base salary or incentive compensation opportunity;

          iii. the taking of any action by the Company to eliminate benefit plans without providing substitutes therefore, to reduce benefits thereunder or to substantially diminish the aggregate value of incentive awards or other fringe benefits including insurance and an automobile provided in accordance with the Company's standard policy; or

          iv. a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform this Plan.

     h. Officer means an officer of the Company, but not including assistant officers or assistants to officers. For example, an Assistant Secretary would not be considered as an Officer for the purposes of the Plan.

     i.   Pension Plan means the San Diego Gas & Electric Company
Pension Plan.

     j.   Retirement.

          i. Early Retirement means retirement from service with the Company anytime after attaining age 55 and completing 5 Years of Service, but before age 65. Provided there shall be no reduction in the Normal Retirement Benefit computed under Section 4.a.ii. in the case of an Officer or Executive who has attained age 62.

          ii. Normal Retirement means retirement from service with the Company at age 65 or, if later, upon the fifth anniversary of the date on which the Officer or Executive became eligible to participate in the Plan.


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          iii. Late Retirement means retirement from service with
the Company after Normal Retirement.

     k. Years of Service means Years of Service as defined in the Pension Plan, but including for purposes of this Plan only Years of Service from date of hire to the earlier of date of death, date of Early Retirement, or attainment of age 65.

     l. Surviving Spouse means the person legally married to an Officer or Executive for at least one year prior to the Officer's or Executive's death.

     m. Participant means the Officers and Executives who have been designated by the Company to participate in the Plan.

3.   Eligibility and Participation.
     -----------------------------

     All Officers and Executives (as defined in Section 2.e) are eligible to participate in the Plan.

4.   Benefits.
     --------

     a. Retirement Benefits. Subject to the further provisions of this Section 4, Retirement Benefits will be computed and paid as follows:

          i. Normal Retirement Benefit , as to Officers and Executives who are Participants in the Plan on June 30, 1994, shall be a monthly benefit equal to 6% times Years of Service (to a
maximum of 10 years) times Final Pay.   As to Officers and
Executives who become Participants in the Plan on or after July 1, 1994, Normal Retirement Benefit shall be a monthly benefit equal to 5% times Years of Service (to a maximum of 10 years) times Final Pay.

          ii. Early Retirement Benefit shall be the Normal Retirement Benefit accrued to the date of Early Retirement, multiplied by the ratio of the lesser of his or her Years of Service to his or her date of Early Retirement or to age 62 over his or her Years of Service projected to age 62, and further multiplied by the appropriate early retirement reduction factor as determined in accordance with the Pension Plan.

          iii. Late Retirement Benefit shall be the Normal Retirement Benefit accrued to the Normal Retirement date (age 65) but not beyond, payable at Late Retirement. However, the Board of Directors in its sole discretion, may increase the amount of the Late Retirement Benefit if the Officer or Executive concerned

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continues in the employment of the Company after age 65 at the request of the Board of Directors.

     b. Offset to Retirement Benefits. The retirement benefit payments set forth in Section 4.a. shall be reduced by the amount of the retirement payments, without regard to cost of living adjustments occurring after retirement, made to the retired Officer or Executive under the Pension Plan.

     c. Normal Form of Retirement Benefits shall be a monthly benefit payable for the lifetime of the Officer or Executive, with benefits payable after his or her death to a Surviving Spouse in accordance with Section 4.e.

     d.   Optional Forms of Retirement Benefit are not available.

     e.   Death Benefit.

          i. If death occurs before or after Retirement, a monthly lifetime benefit shall be payable to the Surviving Spouse of the Officer or Executive, equal to 3.0% times the Officer's or Executive's Year of Service (to a maximum of 10 years) times Final Pay.

          ii.  Any payments made pursuant to this Section 4.e.
shall be reduced by the amount of any benefits payable under the Pension Plan subsequent to the death of the Officer or Executive.

     f.   Termination of Service.

          No benefits will be payable under the Plan upon the termination of service of an Officer or Executive for reasons other than Death, Disability or Retirement, Change-in-Control or Good
Reason under the Plan.

     g.   Disability Benefit.

          i. If an Officer or Executive becomes disabled, as determined by the Board of Directors, a monthly benefit shall be payable to such Officer or Executive until the earlier of recovery, death or the later of age 65 or the fifth anniversary of the commencement of the disability, equal to 60% of Final Pay.

          ii. Any payments made pursuant to this Section 4.g. shall be reduced by the amount of any disability benefits payable to the Officer or Executive and his or her family under any Company-sponsored disability program or governmental disability program.

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          iii. Upon the cessation of Disability Benefits,
subsequent Retirement or Surviving Spouses' benefits shall be calculated in accordance with other Sections of this Plan.



     h.   Adjustment of Benefits.

          Once determined, the benefits payable under the Plan may not be adjusted upward or downward (other than in accordance with the offset provisions contained in the Plan) except by action of the Board of Directors. Any such adjustments shall be based upon, but need not be equivalent to, changes in the Consumer Price Index, All Items, U.S. City Average, of the Bureau of Labor Statistics of the U.S. Department of Labor. The Board of Directors reserves the right to so adjust benefits payable under the Plan at any time, whether such change occurs prior to the time an Officer or Executive retires or dies, or after the time payment of benefits commences.

     i.   Forfeiture of Benefits.

          As a condition of receiving benefits under the Plan, an Officer or Executive shall not after Retirement voluntarily appear against the Company before any judicial or administrative tribunal or legislative body, on any matter about which he or she possesses any expertise or special knowledge relative to the Company's business. Any breach of this condition will result in complete forfeiture of any further benefits under the Plan.

5.   Administration of the Plan.
     --------------------------

     The Plan shall be administered by the Pension Committee of the Pension Plan, subject, however, to any action taken by the Board of Directors in respect to the Plan. The Pension Committee shall have the authority to interpret the Plan, shall file with the Department of Labor and distribute to the Officers or Executives the reports and other information required by ERISA, and shall otherwise be responsible for administration of the Plan.

     The Committee (or the Board of Directors, to the extent provided in the Plan) shall have the exclusive right and full discretion to interpret the Plan and to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies or omissions), to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan,

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including determinations regarding eligibility for benefits under the Plan and determinations of the amount of benefits payable under the Plan. All interpretations of the Committee or the Board of Directors with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.

     No member of the Committee shall vote on any matter affecting such member.

6.   Amendment and Termination of the Plan.
     -------------------------------------

     The Board of Directors may amend or terminate the Plan at any time except that no such amendment or termination may occur as a result of a Change-in-Control, within three years after a Change-in-Control, or as a part of any plan to effect a Change-in-Control.

However, no such amendment or termination shall apply to any person who has then qualified for or is receiving benefits under the Plan.

7.   Claims Procedure.
     ----------------

     The committee (and the Board of Directors, on the appeal of the denial of a claim) has full discretion and the exclusive right to determine eligibility for benefits under the Plan. The Committee's decision on a claim for benefits is final and binding on all persons, except as to an appeal of the Committee's denial of a claim to the Board of Directors. The Board of Directors' decision on an appeal of the Committee's denial of a claim for benefits is final and binding on all persons.

     Any person who believes that benefits have been denied under the Plan to which he or she believes he or she is entitled may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for the claim of entitlement to such benefit. The Committee shall determine the validity of such claim and notify the claimant of the Committee's determination by first class mail within 90 days of the receipt of the written claim. In the case of a denial of claim, the notice shall set forth in understandable language;

     a.   The specific reason for the denial;

     b. Specific references to pertinent Plan provisions on which the denial is based;

     c. A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

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     d.   An explanation of the Plan's claim review procedure.

     Within 60 days of the receipt of a denial of his or her claim, the claimant, or an authorized representative may file a written request for a full review by the Board of Directors of the claim for benefits. The Board of Directors shall fully review the claim for benefits and the prior denial of the claim and shall provide an opportunity for the claimant, or an authorized representative to review pertinent documents and submit issues and comments in writing. A decision upon review of the claim shall be made by the Board of Directors within 60 days of receipt of the request for review. The decision on review shall be in writing, and in understandable language, shall state the specific reasons for the decision, and shall include specific references to the pertinent Plan provisions on which the decision is based. The decision of the Board of Directors after review shall be final and conclusive on all persons.

8.   Miscellaneous.
     -------------

     a. This Plan is "unfunded" and "maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees" pursuant to Section 401(a)(1) of ERISA. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and an Officer, Executive, Surviving Spouse, or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Title to and beneficial ownership of any asset, whether case or investments, which the Company may earmark to pay the deferred compensation hereunder shall at all times remain assets of the Company, and neither an Executive, Officer, or Surviving Spouse nor any other person shall, under this Plan, have any property interest whatsoever in any specific assets in the Company.

     b. If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

     c. The Committee shall not recognize any transfer, mortgage, pledge, hypothecation, order or assignment by any Officer, Executive or Surviving Spouse of all or part of his or her interest hereunder, and such interest shall not be subject in any manner to transfer by operation of law, and shall be exempt from the claims of creditors or other claimants from all orders,

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decrees, levies, garnishment and/or executions and other legal or equitable process or proceedings against such Officer, Executive or Surviving Spouse to the fullest extent which may be permitted by law;

     d. The Plan shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

9.   Offset for Certain Benefits Payable Under Split-Dollar Life
     -----------------------------------------------------------
     Insurance Agreements.
     --------------------

     a.   Offset Value

     Some of the Participants under this Plan own life insurance policies (the "Policies") purchased on their behalf by the Company.

The ownership of these Policies by each Participant is, however, subject to certain conditions (set forth in a "Split-Dollar Insurance Agreement" between the Participant and the Company) and, if the Participant fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Participant may lost certain rights under the Policy. In the event that a Participant satisfies the conditions specified in Section 4 or 5 of the Split-Dollar Life Insurance Agreement, so that the Participant or his or her beneficiary becomes entitled to benefits under one of those sections, the value of those benefits shall constitute an offset to any benefits otherwise payable under this Plan. As the case may be, this offset (the "Offset Value") shall be calculated by determining the value of benefits paid or payable under the Split-Dollar Life Insurance Agreement, that is, the cash value of the Policy, or in the case of the Participant's death, the death benefits payable to the beneficiary under the Policy. At the time when the Participant terminates employment, the Actuarial Equivalent (as defined in paragraph 9.d) of the Offset Value shall be compared to the Actuarial Equivalent (as defined in paragraph 9.d) of the benefits payable under this Plan (the "Plan Value"), and the Plan Value shall be reduced by the Actuarial Equivalent of the Offset Value. The Plan Value shall be calculated by assuming that the Participant or beneficiary immediately commences the receipt of benefits upon termination of employment.

     b.   Manner and Calculation of Payment.

          i. At the time when the Participant terminates employment, if the Plan Value exceeds the Actuarial Equivalent (as defined in paragraph 9.d) of the Offset Value, the excess of the Plan Value over the Actuarial Equivalent of the Offset Value shall be paid to the Participant or beneficiary in the manner


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provided under this Plan; provided that, if the excess of the Plan
Value over the Actuarial Equivalent of the Offset Value is less than $10,000, such excess shall be paid to the Participant or beneficiary at that time in a cash lump sum.

          ii. Notwithstanding anything contained herein to the contrary, to avoid any loss of benefits from the use of a mortality assumption of age 80 in the definition of Actuarial Equivalent in paragraph 9.d, if the Participant or Surviving Spouse survives past his or her 80th birthday, benefits shall be payable to him or her in the manner and amount provided under this Plan as if the offset provisions of this paragraph 9 had not been included in the Plan document.

     c.   Payment of Certain Benefits.

     If the Policy described in paragraph 9.a insures the life of an individual other than the Participant (the "Insured Party"), and if such Insured Party dies prior to the Participant's becoming eligible for benefits under the Plan, and if the Participant or the Participant's beneficiary subsequently becomes eligible for benefits hereunder, the Plan Value (as defined in paragraph 9.a) shall be offset by the Actuarial Equivalent (as defined in paragraph 9.d) of the death benefit previously paid to the Participant or the Participant's beneficiary pursuant to the Split-Dollar Life Insurance Agreement. If the Plan Value exceeds the Actuarial Equivalent of the death benefit previously paid to the Participant or the Participant's beneficiary, such excess shall thereupon be paid in the manner provided under this Plan; provided that, if the remaining amount of the Plan Value is less than $10,000, such amount shall be paid to the Participant or beneficiary at that time in a cash lump sum. Paragraph 9.b.ii shall also apply.

     d.   Actuarial Equivalent.

     For purposes of this paragraph 9, the Actuarial Equivalent shall mean a benefit in the form of a lump sum payment which has the equivalent value computed using the interest rate as defined in paragraph 9.e., compounded annually, and assuming that the Participant and Surviving Spouse each die on his or her 80th birthday and, in the case of the Plan Value, computed without reference to any potential increases in the benefit pursuant to cost of living adjustments; provided, however, that, in the case of a benefit payable pursuant to paragraph 2.c hereof, the Actuarial Equivalent shall be the lump sum amount determined under paragraph 2.c.

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     e.   Interest Rate.

     For purposes of this paragraph 9, the interest rate shall be fixed by the Executive Compensation Committee effective on the date the Participant or his or her beneficiary becomes entitled to benefits under the Split-Dollar Life Insurance Agreement.

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